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EXHIBIT 99A

FOR IMMEDIATE RELEASE
October 18, 2001

Media Contact:
Tim Brown (302) 283-5803
Investor Contact:
Bob Marshall (302) 429-3164

             CONECTIV SUBSIDIARY COMPLETES SALE OF NUCLEAR INTERESTS

Wilmington, Delaware - Conectiv (NYSE:CIV, CIVA), a leading Mid Atlantic energy provider, today announced that its wholly owned subsidiary, Atlantic City Electric Company (Atlantic), had completed the sale of its ownership interests in three nuclear plants to PSEG Nuclear LLC (PSEG Nuclear) and Exelon Generation Company, LLC (Exelon). The ownership interests were sold for approximately $
11.3 million, excluding reimbursement of estimated fuel inventory, subject to adjustment. As a result of the sale, the following interests in nuclear generation assets, comprising all of Atlantic's nuclear interests, were transferred:

- A 7.51-percent interest (164 megawatts) in the Peach Bottom Atomic Power Station Units 2 and 3 (Peach Bottom) was sold in equal shares to co-owners PSEG Nuclear and Exelon, each of which, prior to the sale, owned about 46 percent of Peach Bottom. Exelon is the operator of that facility.

- A 7.41-percent interest (167 megawatts) in the Salem Nuclear Generation Station Units 1 and 2 (Salem) was sold to PSEG Nuclear, an indirect subsidiary of Public Service Enterprise Group Incorporated. PSEG Nuclear is the operator of Salem and, prior to the sale, owned about 50percent of that facility.

- A 5.00-percent interest (52 megawatts) in the Hope Creek Nuclear Generation Station Units 1 and 2 (Hope Creek) was sold to PSEG Nuclear. PSEG Nuclear is the operator of Hope Creek and, prior to the sale, owned 95percent of that facility.

PSEG Nuclear and PECO have also assumed full responsibility for the ultimate decommissioning of Atlantic's interests in Peach Bottom, Salem and Hope Creek.

Conectiv President and Chief Operating Officer Thomas Shaw said the sale is consistent with the company's strategy of focusing on its two core energy businesses: Conectiv Energy, the company's integrated generation and asset optimization group, and Conectiv Power Delivery, the company's regulated delivery business.

Shaw said, "The sale represents another milestone in the execution of our focused business strategy. We have sold baseload nuclear and fossil fired power plants that do not fit our strategy and have made progress developing and building new, fast-response, 'mid-merit' generation units that can meet the region's need for power. This
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focus on a segment of the generation market where we have a competitive advantage -- combined with our stable energy delivery business -- should allow us to continue to drive growth and value for our shareholders."

Mid merit units are distinguished by their ability to start and stop quickly in response to changes in the demand for power. Shaw pointed to the company's success in bringing on line 350 MWs of additional mid-merit capacity this past summer at the company's Hay Road power plant in Wilmington, DE, as a sign of Conectiv's progress in strengthening its already strong competitive position within PJM's mid-merit market.


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Conectiv, a Fortune 500 company headquartered in Wilmington, DE, is focused on two core energy businesses. Conectiv Power Delivery provides safe, reliable, and affordable energy service to more than one million customers in New Jersey, Delaware, Maryland, and Virginia. Conectiv Energy uses a sophisticated power-trading unit to optimize the value of a growing portfolio of "mid-merit" power plants that can start and stop quickly in response to changes in the demand for power within the PJM [Pennsylvania-New Jersey-Maryland] power pool.


FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 (the "Litigation Reform Act") provides a "safe harbor" for forward-looking statements to encourage such disclosures without the threat of litigation, provide those statements are identified as forward-looking and are accompanied by meaningful, cautionary statements identifying important factors that could cause the actual results to differ materially from those projected in the statements. Forward-looking statements have been made in this Press Release. Such statements are based on beliefs of Conectiv's (the "Company's") management ("Management") as well as assumptions made by and information currently available to Management. When used herein, the words "will," "anticipate," "estimate," "expect," "objective," and similar expressions are intended to identify forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following: deregulation of energy supply and telecommunications; the unbundling of delivery services; and increasingly competitive energy and telecommunications marketplace; results of any asset dispositions; sales retention and growth; the effects of weather; federal and state regulatory actions; future litigation results; cost of construction; operating restrictions; increased costs and construction delays attributable to environmental regulations; nuclear decommissioning and the availability of reprocessing and storage facilities for spent nuclear fuel; and credit market concerns. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing list of factors pursuant to the Litigation Reform Act should not be construed as exhaustive or as admission regarding the adequacy of disclosures made prior to the effective date of the Litigation Reform Act.